Exhibit 99.1

November 1, 2012

JDA and RedPrairie to Merge, Establishing Global Enterprise Software Company that will Provide Customers Comprehensive Planning and Execution Solutions

Combination will deliver unique capabilities that retailers and manufacturers require to meet the demands of hyper-connected consumers

ATLANTA & SCOTTSDALE, Ariz.–(BUSINESS WIRE)– RedPrairie and JDA Software [NASDAQ: JDAS], recognized leaders in enterprise software and services for the extended supply chain, announced today that JDA and affiliates of RedPrairie have entered into a definitive merger agreement. The combined entity will offer a broad portfolio of solutions and services to manage global supply chains - from raw materials, to finished products, into the hands of consumers - through any channel.

Under the terms of the merger agreement, entities affiliated with RedPrairie will effect a cash tender offer to acquire all outstanding shares of JDA common stock for $45 per share. The $45 per share offer price represents a 33 percent premium to JDA’s stock price on October 26, 2012 — the day before market rumors surfaced stating JDA was exploring a sale. The offer price also represents a 16 percent premium to JDA’s all-time high stock price. The transaction has a total enterprise value of approximately $1.9 billion. The Board of Directors of JDA has approved the transaction, which will create one of the largest global software companies with combined revenues of over $1 billion.

To address ever-increasing complexities, manufacturers and retailers increasingly seek best-of-breed solutions and specialized domain expertise for planning and execution. JDA’s heritage of pioneering market-leading supply chain planning, merchandising and pricing solutions is a perfect strategic fit with RedPrairie’s heritage in warehousing, workforce management, store operations and e-commerce. This unique combination will provide retailers and manufacturers with extraordinary capabilities to meet the needs of hyper-connected, mobile consumers.

Following completion of the transaction, Hamish Brewer is expected to lead the combined company as its CEO. Mr. Brewer has more than 20 years of industry experience and a proven track record of successfully integrating large businesses.

RedPrairie’s CEO, Michael Mayoras will remain on the board of the combined company.

“This transaction generates tremendous value for JDA shareholders, offering them a meaningful premium for their shares,” said Hamish Brewer, president and CEO of JDA. “This is a strong combination of two leading companies with highly complementary product suites. It will give businesses the power to better manage global commerce through a new world of capabilities. The combined company will have a unique ability to address our customers’ increasingly complex needs with a full spectrum of solutions for planning and execution across the entire value chain.”

Chairman of the Board of RedPrairie, Alok Singh commented, “We believe that this combined company will deliver a strong ROI and extraordinary customer value for both B2B and B2C enterprises. It will be the single best source of software products and domain expertise for manufacturers and retailers. Both companies share a history of innovation, including JDA’s leadership in cloud offerings and RedPrairie’s strength in workforce management and e-commerce.”

RedPrairie CEO, Michael Mayoras said, “This merger establishes a company perfectly suited to meet the evolving demands of the ‘always-on’ mobile consumer. Both companies have historically demonstrated their leadership in supply chain innovation. I look forward to committing myself to the success of this combined company because I believe it will provide extraordinary customer value.”

Transaction Highlights

The tender offer and merger are subject to customary closing conditions, including the satisfaction of the minimum tender condition in the tender offer that at least 79 percent of JDA’s outstanding shares on a fully diluted basis be tendered, and clearance from antitrust regulatory authorities. The transaction, which is expected to close by the end of 2012, will be funded with fully committed debt financing from Credit Suisse. In addition to contributing the current equity capital of RedPrairie, New Mountain Capital will also commit additional new cash equity to fund the transaction.

The Board of Directors of the combined company will be composed of the current members of the RedPrairie Board, including: Alok Singh, Michael Mayoras, Nanci Caldwell, Martin Hiscox, Lawrence Jackson, Thomas Manley, Peter Masucci, Tim Pawlenty and Janet Perna. Upon closing of the transaction, RedPrairie expects that Hamish Brewer will join the RedPrairie Board of Directors.

Greenhill & Co. acted as financial advisor to RedPrairie, and Fried, Frank, Harris, Shriver & Jacobson LLP acted as legal counsel. Credit Suisse also served as a financial advisor to RedPrairie.

J.P. Morgan acted as financial advisor to JDA. DLA Piper LLP acted as legal counsel for JDA, and Cravath, Swaine & Moore LLP represented the independent directors of the Board of Directors of JDA.

About RedPrairie

For more than 35 years, RedPrairie’s best-of-breed supply chain, workforce and all-channel retail solutions have put commerce in motion for the world’s leading companies. Installed in over 60,000 customer sites across more than 50 countries, RedPrairie solutions adapt to help ensure visibility and collaboration between manufacturers, distributors, retailers and consumers. RedPrairie is prepared to meet its customers’ current and future demands with multiple delivery options, flexible architecture and 24/7 technical and customer support. For a world in motion, RedPrairie is commerce in motion.

To learn more about how RedPrairie solutions can optimize your inventory, improve employee productivity or increase sales, visit RedPrairie.com or email info@redprairie.com.

RedPrairie is a registered trademark of RedPrairie Corporation. © 2012 RedPrairie Corporation. All Rights Reserved. Other product and service names mentioned herein are the trademarks of their respective owners.

About JDA Software Group

JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company® , is the leading provider of innovative supply chain management, merchandising and pricing excellence solutions worldwide. JDA empowers more than 2,700 companies of all sizes to make optimal decisions that improve profitability and achieve real results in the manufacturing, wholesale distribution, transportation, retail and services industries. With an integrated solutions offering that spans the entire supply chain from materials to the consumer, JDA leverages the powerful heritage and knowledge capital of acquired market leaders including i2 Technologies® , Manugistics® , E3® , Intactix® and Arthur® . JDA’s robust services offering, including complete solution lifecycle management via JDA Cloud Services, provides customers with leading-edge industry practices and supply chain expertise, lower total cost of ownership, long-term business value, and 24/7 functional and technical support. To learn more, visit jda.com or email info@jda.com.

Forward Looking Statements

This letter may contain forward-looking statements. These forward-looking statements involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding information regarding the intent, belief or current expectation of JDA Software Group, Inc. (the “Company”) and members of its senior management team. Forward-looking statements include, without limitation, statements regarding prospective performance and opportunities and the outlook for the Company’s businesses, performance and opportunities and regulatory approvals, the anticipated timing of filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Company stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on August 6, 2012, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K, the Tender Offer Statement on Schedule TO and other tender offer documents to be filed by an affiliate (the “Merger Sub”) of RP Crown Parent, LLC (the “Parent”), the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by the Company and the Proxy Statement on Schedule 14A to be filed by the Company. All of the materials related to the transaction (and all other transaction documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed by the Company with the SEC by contacting Company Investor Relations at 14400 N. 87th Street, Scottsdale, Arizona 85260, telephone number (480-308-3392) or mike.burnett@jda.com. You are cautioned not to place undue reliance on these forward-

looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

Notice to Investors

Pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of Nov. 1, 2012, by and among the Company, Parent and Merger Sub, Merger Sub will commence a tender offer within the time period specified in the Merger Agreement to acquire all of the outstanding shares of common stock, $0.01 par value per share, of the Company. The tender offer has not yet commenced. This letter is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Company common stock will be made pursuant to an offer to purchase and related materials that Merger Sub intends to file with the SEC. At the time the offer is commenced, Merger Sub will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION, AND INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND CONSIDER THESE MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. All of these materials (and all other materials filed by the Company with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and stockholders may also obtain free copies of the documents filed by the Company with the SEC by contacting Company Investor Relations at 14400 N. 87th Street, Scottsdale, Arizona 85260, telephone number (480-308-3392) or mike.burnett@jda.com.

Additional Information about the Merger and Where to Find It

This communication may be deemed to be proxy solicitation material in respect of the proposed acquisition of the Company by an affiliate of Parent. In connection with the potential one-step merger, the Company will file a Proxy Statement on Schedule 14A with the SEC. Additionally, the Company will file other relevant materials with the SEC in connection with the proposed acquisition of the Company pursuant to the terms of the Merger Agreement. THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WILL CONTAIN IMPORTANT INFORMATION, AND INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND CONSIDER THESE MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION. The materials to be filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. After the Company’s filing thereof, investors and stockholders will also be able to obtain free copies of the Proxy Statement from the Company by contacting Company Investor Relations at 14400 N. 87th Street, Scottsdale, Arizona 85260, telephone number (480-308-3392) or mike.burnett@jda.com.

The Company and its directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed transaction. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2012 Annual Meeting of Stockholders, which was filed with the SEC on October 4, 2012, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on August, 6, 2012, and the proxy statement and other relevant materials which may be filed with the SEC in connection with the transaction when and if they become available. Information concerning the interests of the Company’s potential participants, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the transaction when it becomes available.

Photos/Multimedia Gallery Available: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=50462393&lang=en

For RedPrairie:

Brunswick Group

Shahed Larson

+1 917-325-1939

slarson@brunswickgroup.com

or

Charlotte McCrum

+1 917-294-1727

cmccrum@brunswickgroup.com

or

For JDA:

Investors:

Mike Burnett, JDA Group Vice President, Treasury & Investor Relations

480-308-3392

mike.burnett@jda.com

or

Media:

Beth Elkin, Vice President, Marketing & Communications

469-357-4225

beth.elkin@jda.com

Source: RedPrairie and JDA Software

News Provided by Acquire Media